Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

Exhibit 3

Rule 10b5-1 Sales Plan, Client Representations, and Sales Instructions

I, Dinakar Munagala (the “Seller”), as of the date below, establish this Sales Plan (“Plan”) in order to sell shares of the common stock (“Shares”) of Blaize Holdings, Inc. (“Issuer”) pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). I request that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) execute the Plan as follows:

1.Sales Instructions for Sales/Exercise and Sale of Employee Stock Options

1.1For securities other than stock options, including, but not limited to, long shares, restricted stock awards and performance share awards, you are authorized to execute transactions in accordance with the attached SEC Rule 10b5-1 Sales Instruction and Notice Provision – Annex (“Sales Instruction”) with respect to the security type “Shares”.

1.2For employee stock options, you are authorized to exercise my options and sell the underlying Shares in accordance with the Sales Instruction with respect to the security type “ESOP”.

For purposes of this Section 1.2:

1.Merrill Lynch will not exercise any stock option unless its exercise price is less than the market price of the underlying Shares.

2.To the extent that the exercise price and any withholding tax relating to the exercise of a stock option and sale of the underlying Shares under this plan are to be paid from the proceeds of such exercise and sale, Merrill Lynch will deduct from the proceeds of each stock option exercised and the underlying Shares sold the sum of the exercise price and any withholding tax. The resulting amount will be then remitted to the Issuer.

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

3.After remitting payment to the Issuer for the applicable exercise price and withholding tax pursuant to 1.2.2, supra, any commissions and/or fees due and payable to Merrill Lynch shall be deducted from the proceeds of such exercise and sale and paid to Merrill Lynch.

4.Check which of the following apply:

[ ]    The Issuer of the Shares has executed a servicing agreement with Merrill Lynch for stock option services for the Issuer and its optionees.

[x]    The Issuer of the Shares has not executed a servicing agreement with Merrill Lynch for stock option services for the Issuer and its optionees and therefore I hereby agree to and authorize the following:

In connection with the exercise of my employee stock options under the Plan I authorize and instruct the Issuer to register or cause its agent(s) to register, the Shares to be issued upon the exercise of my stock option(s) in the name of Merrill Lynch (or its designated nominee), which is my agent and nominee (or in the event that is not permissible, in my name).

I also authorize and instruct the Issuer to deliver, or cause its agent(s) to deliver within standard settlement period, the Shares issued pursuant to the stock option exercise to Merrill Lynch in exchange for funds from Merrill Lynch representing the exercise price (plus any applicable taxes).

I cannot revoke or rescind this authorization and instruction under any circumstance while the Plan is in effect. I hereby grant a security interest to Merrill Lynch in the Shares to be issued pursuant to the exercise of my employee stock option(s). This security interest will not terminate even if the securities are delivered to me contrary to these instructions.

1.3With respect to the Shares to be sold under this Plan, including but not limited to Shares to be issued pursuant to the vesting or exercise of an equity award such as the vesting of restricted stock

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

or the exercise of a stock option, I agree that I am responsible for any and all dividends, rights or payments of any kind that are or may become payable to any purchaser of the Shares sold under this Plan prior to the registration of the Shares in the name of Merrill Lynch or its nominee and, if I am holding all or some of these Shares, I agree that I shall not be entitled to such dividends, rights or payments prior to the issuance of the Shares. I agree to pay or deliver to Merrill Lynch upon demand, any and all funds, securities, dividends or distributions due to it, if, for any reason, the Shares to be issued and sold under this Plan are not promptly delivered to Merrill Lynch.

2.Execution, Average Pricing and Pro Rata Allocation of Sales

I agree and acknowledge that:
2.1If my order to sell Shares pursuant to the Plan, whether market or limit, is handled by a Merrill Lynch trading desk, my order shall be handled as “not held”. A “not held” or “working order” permits a Merrill Lynch trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order. This provision shall only apply to orders handled by a Merrill Lynch trading desk.

2.2Merrill Lynch may execute my order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate my order with other orders for other sellers of the Issuer’s securities that may or may not have been accepted pursuant to a Rule 10b5-1 sales plan, execute them as a block or in multiple smaller transactions, and allocate an average price to each seller; provided that, with respect to the execution of my order in accordance with (a) and (b) above, such execution shall be in accordance with the Sales Instruction.

2.3When orders are aggregated, Merrill Lynch shall allocate the proceeds of shares sold pro rata among the sellers, based on the ratio of (x) the shares to be sold and (y) the sum of the proceeds of all shares sold, and Merrill Lynch will provide each seller an “average price confirmation” that identifies the amount of securities sold for the applicable seller together with an average price for sales.

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

3.Stock Splits/Reincorporation/Reorganizations

3.1In the event of a stock split or reverse stock split, the quantity and price at which the Shares are to be sold will be adjusted proportionately.

3.2In the event of a stock dividend or spin-off, the quantity and price at which the Shares are to be sold will be adjusted as instructed by the Issuer. Any adjustment shall only become effective upon receipt by Merrill Lynch of written notice from Issuer as to the occurrence of the dividend or spin-off, as well as specific instructions as to the adjustment to the quantity and price at which Shares are to be sold.

3.3In the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares of the Issuer for the Shares subject to the Plan, then the new shares will automatically replace the Shares originally specified in the Plan.

4.Account Credit

In the event any scheduled sale of Shares or exercise of stock options and sale of the underlying Shares is not executed as provided for in Section 1 (or Section 7, if applicable) of the Plan, upon Merrill Lynch’s knowledge of such event, Merrill Lynch shall exercise stock options (if applicable) and sell Shares that should have been sold as soon as reasonably practicable, and will credit my account as if such sale had been executed as instructed in Section 1 (or Section 7, if applicable).

5.Compliance with Rule 144 and Rule 145

5.1I understand and agree that if I am an affiliate or control person for purposes of Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), or if the Shares subject to the Plan are restricted securities subject to limitations under Rule 144 or eligible for resale under Rule 145, then all sales of Shares under the Plan will be made in accordance with the applicable provisions of Rule 144.

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

5.2Merrill Lynch will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations unless I have notified Merrill Lynch in advance in writing of additional sales that must be aggregated with sales under the Plan for purposes of the volume limitations.

5.3Pursuant to Section 5.2 above, I agree not to take any action or to cause any other person or entity to take any action that would require me to aggregate sales of Shares pursuant to Rule 144 with sales of Shares under the Plan without giving advance written notice of such action and confirming any such sales to Merrill Lynch and I agree not to take any action that would cause the sales of Shares under the Plan not to comply with Rule 144 or Rule 145.
5.4Check the following that applies:

[ ] I will complete and file with the U.S. Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) on my behalf any Forms 144 necessary to effect sales under the Plan.

[x]    I request and authorize Merrill Lynch to complete and file with EDGAR on my behalf any Forms 144 necessary to effect sales under the Plan.

5.5I represent and warrant that I have an account with EDGAR for filing Form 144 for sales of Shares under this Plan and I agree to maintain this account with EDGAR for the term of this Plan so that Form 144 may be filed for sales of Shares under this Plan. If I requested above that Merrill Lynch complete and file with EDGAR on my behalf Form 144, I have provided Merrill Lynch, or will provide Merrill Lynch prior to any sale of Shares, my EDGAR access codes (i.e., EDGAR account number (CIK) and CIK Confirmation Code (CCC)) and the Issuer’s EDGAR account number (CIK). I acknowledge the use of my signature in typed form on the Forms 144 to be completed and filed by Merrill Lynch with EDGAR and agree to the use in such Forms 144.

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

5.6If I intend not to file, or fail to timely file, Form 144 with EDGAR for sales of Shares under this Plan or I intend not to maintain my account with EDGAR so that Form 144 may not be filed, I agree to immediately notify Merrill Lynch so that sales of Shares under this Plan may be suspended or corrected, as applicable.

5.7If appropriate, I understand and agree that I, or Merrill Lynch as applicable, will either: (a) make one Form 144 filing at the beginning of each three-month period commencing with the date of the first sale made in connection with the Plan or (b) file Form 144 for each sale made in connection with the Plan.
5.8A Form 144 shall be filed by me, or Merrill Lynch as applicable, for all applicable sales pursuant to this Plan and shall indicate that the sales are made pursuant to this Plan, including the Plan adoption date. I acknowledge and agree that by indicating the Plan adoption date on the Form 144 and signing and filing the Form 144 on my behalf that, as of the Plan adoption date, I represent I do not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

6.Representations, Warranties and Covenants

In consideration of Merrill Lynch accepting orders to sell securities under this Plan, I make the following representations, warranties and covenants:

6.1At the time of adoption of this Plan,

(Please check the box below that applies to you. Your selection will impact the cooling-off period under Rule 10b5- 1(c) that applies to your sale of Shares):

[x]    I am a director or officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Issuer.
[ ]    I am not a director or officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Issuer.

6.2On the date of adoption of this Plan,

1.I am not aware of any material nonpublic information about the Shares or Issuer;

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

2.I am adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act; and

3.I am adopting the Plan in compliance with the requirements of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”).
6.3I have no other outstanding contract, instruction, or plan that would qualify for the affirmative defense under Rule 10b5-1(c)(1) for purchases or sales of Issuer securities, including Shares, on the open market (“Other Plan”) except for a contract, instruction, or plan providing for an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3) (“Eligible Sell-To- Cover Plan”). While this Plan is in effect, I will not enter into an additional Other Plan other than an (i) Eligible Sell-To-Cover Plan and (ii) one later commencing contract, instruction, or plan as defined under Rule 10b5-1(c)(1)(ii)(D)(2).

6.4If this Plan is a single trade arrangement as defined in Rule 10b5-1(c)(1)(ii)(E) (“Single Trade Plan”), I have not entered into a Single Trade Plan during the prior 12-month period except for an Eligible Sell-To-Cover Plan.

6.5I have consulted with legal counsel and other advisors in connection with my decision to enter into the Plan and have confirmed that the Plan meets the criteria set forth in Rule 10b5-1. I have not received or relied on any representations by Merrill Lynch regarding the Plan’s compliance with Rule 10b5-1.

6.6I have provided, or caused the Issuer to provide, Merrill Lynch with a certificate completed by the Issuer, substantially in the form of Annex A hereto (“Issuer Certificate”).

6.7I own all Shares that are subject to the Plan free and clear of liens or encumbrances of any kind, and/or I will own all such Shares free and clear of liens or encumbrances of any kind at the time of their Sale as provided for in this Plan. I will own any Shares acquired under employee stock options exercised pursuant to the Plan free and clear of liens or encumbrances, except for any liens or encumbrances in favor of Merrill Lynch. There are no restrictions

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

imposed on me, the Shares or the Issuer that would prevent Merrill Lynch or me from complying with the Plan.

6.8While the Plan is in effect, except as provided in the Plan, I will not engage in offsetting or hedging transactions in violation of Rule 10b5-1; and I will notify Merrill Lynch in advance of any sales or purchases of, or derivative transactions on, any of the Issuer’s securities initiated by me.

6.9While the Plan is in effect, I will not disclose to any employee of Merrill Lynch, including my Private Wealth Advisor or Financial Advisor, any material nonpublic information concerning the Shares or the Issuer.

6.10I will, at all times while the Plan remains in effect, act in good faith with respect to the Plan, including not attempting to exercise any influence over how, when or whether to effect sales of Shares.
6.11The Plan does not violate the Issuer’s insider trading policies.

6.12Subject to Section 5, I agree to make or cause to be made all filings required under the Securities Act and/or the Exchange Act, including under Rule 144 and pursuant to Section 13 and Section 16 of the Exchange Act, and any other filings necessary.

6.13As to delivery requirements:
1.For securities other than stock options, prior to the date of execution of any sales specified under the Plan, I agree to have delivered into the custody of Merrill Lynch the total amount of the Shares that may be sold pursuant to the Plan, together with all transfer documents and other authorizations required for Merrill Lynch to effect settlement of sales of such Shares on my behalf.
2.For employee stock options, the number of options granted to me by the Issuer that are vested, exercisable and registered is equal to or greater than the number of options to be exercised and the underlying Shares to be sold

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

under the Plan. I agree to provide to Merrill Lynch all necessary documentation, properly executed, to effect the timely exercise of the stock options and the subsequent sale and settlement of the Shares.
3.I agree that Merrill Lynch’s obligation to execute sales under the Plan is conditioned on the satisfaction of the foregoing delivery requirements.
6.14I agree to inform Merrill Lynch as soon as possible upon becoming aware of any of the following:

1.any subsequent restrictions imposed on me due to changes in the securities (or other) laws or of any contractual restrictions imposed on the Issuer that would prevent Merrill Lynch or me from complying with the Plan, and

2.the occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under Section 7 or Section 8 of the Plan, respectively.

7.Suspension

7.1Sales pursuant to Section 1 above shall be suspended where:

1.Merrill Lynch determines that a suspension, halt or delay of trading of Shares on securities exchanges, alternative trading systems, and other markets it accesses to sell Shares (each a “Trading System”) prevents Merrill Lynch from selling Shares under this Plan, such as when there is a market-wide regulatory halt or delay. For the avoidance of doubt, if there is a non-regulatory halt or delay of trading on a Trading System, such as a halt or delay of trading due to a systems issue specific to that Trading System, Merrill Lynch may sell Shares

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

under this Plan on another Trading System that is not affected by the halt or delay;

2.there is insufficient demand for any or all of the Shares at or above the specified price (e.g., the specified price met but all Shares could not be sold at or above the specified price);

3.Merrill Lynch, in its sole discretion, determines that there is a legal, regulatory or contractual reason why it cannot effect a sale of Shares;

4.Merrill Lynch is notified in writing by the Issuer that a sale of Shares should not be effected due to legal, regulatory or contractual restrictions applicable to the Issuer or to me (including without limitation, Regulation M);
5.Merrill Lynch is notified in writing by the Issuer that (i) in the case of Shares being sold that will be acquired pursuant to a registration statement filed under the Securities Act, the registration statement has terminated, been suspended, expired or is otherwise unavailable; or (ii) a public announcement of a public offering of securities by the Issuer has been made.

7.2Merrill Lynch will resume sales in accordance with the Plan as promptly as practicable after (a) Merrill Lynch receives notice in writing from the Issuer that it may resume sales in accordance with Section 1 of the Plan in the case of the occurrence of an event described in 7.1.4 or 7.1.5 above or (b) Merrill Lynch determines, in its sole discretion, that it may resume sales in accordance with the Plan in the case of the occurrence of an event described in 7.1.1, 7.1.2 or 7.1.3 above.

7.3Shares allocated under the Plan for sale during a period that has elapsed due to a suspension under this Section will be carried forward to be sold with the next amount of shares to

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

be sold in accordance with Section 1 of the Plan. In the event Section 1 of the Plan provides for an amount of Shares to be sold during a given period pursuant to a limit order, Shares that would otherwise be permitted to be sold during that period, shall, upon lapse of the suspension, nonetheless be carried forward to be sold with the next amount of Shares to be sold in accordance with Section 1 of the Plan.

7.4Merrill Lynch is released from all liability in connection with any suspension of sales, including, but not limited to, liability for the expiration of stock options or loss of market value.

8.Termination

The Plan shall terminate on the earliest to occur of the following:

8.1the Plan End Date listed in the Sales Instruction;

8.2the completion of all sales contemplated in Section 1 of the Plan;

8.3my or Merrill Lynch’s reasonable determination that: (a) the Plan does not comply with Rule 10b5-1 or other applicable securities laws; (b) I have not complied with the Plan, Rule 10b5-1 or other applicable securities laws; or (c) I have made misstatements in my representations or warranties in Sections 5 or 6, above;

8.4receipt by Merrill Lynch of written notice from the Issuer or me of: (a) the filing of a bankruptcy petition by the Issuer; (b) the closing of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part);
8.5receipt by Merrill Lynch of written notice of my death or legal incapacity; or

8.6receipt by Merrill Lynch of written notice of termination from me with written acknowledgement of the termination from the Issuer.

9.Indemnification

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

9.1I agree to indemnify and hold harmless Merrill Lynch and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, arising out of or attributable to Merrill Lynch’s actions taken in compliance with the Plan, except, in each case, to the extent any such claims, losses, damages or liabilities results from the gross negligence or willful misconduct of Merrill Lynch, any breach by me of the Plan, or any violation by me of applicable federal or state laws or regulations. This indemnification shall survive termination of the Plan.

9.2Merrill Lynch agrees to indemnify and hold me harmless from and against all claims, losses, damages and liabilities including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, arising out of or attributable to Merrill Lynch’s gross negligence or willful misconduct in connection with the Plan.
10.Modification and Amendment

The Plan, including the Sales Instruction, may be modified or amended only upon (a) the written agreement of me and Merrill Lynch; (b) the receipt by Merrill Lynch of written confirmation signed by me to the effect that the representations, warranties and covenants contained in Sections 5 and 6 above, are true as of the date of such written confirmation; and (c) the receipt by Merrill Lynch of a new Issuer Certificate or written confirmation signed by the Issuer that the representations, warranties and covenants contained in the original Issuer Certificate are true as of the date of such written confirmation. I understand that any modification or change to the amount, price or timing of the sale of Shares under the Plan will constitute a termination of the Plan and the adoption of a new plan subject to the cooling-off period then required by Rule 10b5-1(c)(1)(ii)(B).

11.Counterparts

The Plan may be signed in counterparts, each of which will be an original. A signed copy of this Plan delivered by e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Plan.

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

12.Entire Agreement
The Plan, including the representations, warranties and covenants in Sections 5 and 6, constitutes the entire agreement between me and Merrill Lynch regarding the Plan and supersedes any prior agreements or understandings regarding the Plan.

13.Governing Law
This Plan will be governed by and construed in accordance with the laws of the State of New York.

Recognition of the U.S. Special Resolution Regimes Applicable to a Non-U.S. Domiciled Client.

In the event that Merrill Lynch becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Merrill Lynch of this Plan, and any interest and obligation in or under this Plan, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Plan, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that Merrill Lynch or any BHC Act Affiliate of Merrill Lynch becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Plan that may be exercised against Merrill Lynch are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Plan were governed by the laws of the United States or a state of the United States. For purposes of this paragraph, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12
U.S.C. § 1841(k); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2, 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

14.Officer & Director Equity Service

Issuer Name:     Blaize Holdings, Inc.
Client Name:    Dinakar Munagala
Symbol:    BZAI

If seller is subject to the reporting requirements of Section 16 of the Exchange Act, complete the following to have transaction information for open market transactions under the Plan forwarded to a designated third party.

14.1I authorize Merrill Lynch to transmit transaction information via facsimile and/or email regarding open market transactions under the Plan to:

Name: Kim Evans	Name:
Title: General Counsel	Title:
Organization: Blaize Holdings, Inc.	Organization:
e-mail: kim.evans@blaize.com	e-mail:
Tel:	Tel:

14.2I understand that reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by the close of business on the day of the purchase or sale, but no later than the close of business on the first trading day following the purchase or sale.
14.3I acknowledge that Merrill Lynch (a) has no obligation to confirm receipt of any email or faxed information by the designated contact and (b) has no responsibility or liability for filing a Form 4 with the SEC or for compliance with Section 16 of the Exchange Act.

14.4If any of the above contact information changes, or I would like to terminate this authorization, I will promptly notify Merrill Lynch in writing. I further authorize Merrill Lynch to transmit transaction information to a third party service provider who will make the information available to my designated representative(s) listed above.

15.Notices

All notices given by the parties under the Plan will be as set forth in the Sales Instruction.

By: /s/ Dinakar Munagala
Name: Dinakar Munagala
Date: December 12, 2025

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Acknowledged and Agreed this 12th day of December, 2025

By: /s/ John Ventriello
Name: John Ventriello
Title: Market Supervision Manager